Exhibit 14.1

ENER-CORE, INC. CODE OF ETHICS

Adopted September 24, 2013

1.         Introduction

Ener-Core, Inc., a Nevada corporation (the “Company”), including all subsidiaries, branches,  and  divisions  of  the  Company,  is  committed  to  maintaining  the  highest standards of ethical conduct.  This Code of Ethics reflects the business practices and principles of behavior that support this commitment.  The Board of Directors of the Company is responsible for setting the standards of conduct contained in this Code and for updating these standards as appropriate to reflect legal and regulatory developments. The Company expects every employee, officer, and director to read and understand this Code and its application to the performance of his or her business responsibilities.  The Company will hold each of its employees, officers, and directors accountable for adherence to this Code.   Those who violate this Code will be subject to disciplinary action, up to and including termination.

This Code does not attempt to describe every practice or principle related to honest and ethical conduct.  This Code of Ethics is an integral part of the Company’s broader Code of Conduct set forth in the Company’s Employee Handbook.  The following additional policies of the Company supplement or amplify this Code in certain areas and should be read in conjunction with this Code:  Insider Trading Policy, Corporate Communications Policy, and Foreign Corrupt Practices Act Policy.

2.         Compliance Officer

The Company has designated its President as its compliance officer to administer this Code.  Employees, officers, or directors, at their discretion, may make any report or complaint provided for in this Code to the President.  The President will refer complaints submitted, as appropriate, to the Board of Directors or an appropriate Committee of the Board.

3.         Compliance With Applicable Laws

All employees, officers, and directors of the Company must comply with all of the laws, rules, and regulations of the United States and other countries, as well as the states, counties, cities, and other jurisdictions, applicable to the Company or its business.

This Code does not attempt to summarize all laws, rules, and regulations applicable to the Company or its business.  You should consult the various guidelines the Company has prepared on specific laws, rules, and regulations, which you can find summarized in the Employee Handbook, including employment laws concerning equal employment and sexual and other types of harassment; immigration laws concerning hiring of documented workers; antitrust laws; environmental laws; occupational health and safety laws; foodand drug laws; securities laws concerning disclosure requirements and insider trading; and  anti-bribery  laws  including  foreign  corrupt  practices.     Please  consult  with  a supervisor or the President if you have questions about laws that you think may be applicable to the Company or its business.

4.         Conflicts of Interest

A “conflict of interest” may exist whenever the private interests of an employee, officer, or director conflict in any way (or even appear to conflict) with the interests of the Company.  While our employees, officers, and directors should be free to make personal investments and enjoy social relations and normal business courtesies, they must not have anypersonal   interests   that   adversely   influence   the   performance   of   their   job responsibilities.A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively.  Conflicts of interest may also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.Gifts  to,  loans  to,  or  guarantees  of  obligations  of,  employees,  officers,  and directors and their respective family members may create conflicts of interest.  Federal law prohibits personal loans from the Company to directors and executive officers.  In addition, in general, it is a conflict of interest for a Company employee or officer to work simultaneously for a competitor, customer or supplier absent an express written consent or waiver from the Company.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with a supervisor or the President.  Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or the President.

5.         Corporate Opportunity

Except as may be approved or ratified by the Board of Directors or a committee of independent directors, employees, officers, and directors are prohibited from (a) taking for themselves personally any opportunities that belong to the Company or are discovered through the use of corporate property, information, or position; (b) using corporate property,  information,  or  position  for  personal  gain;  and  (c) competing  with  the Company.

6.         Confidentiality

All employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations, or legal proceedings.  The term “confidential information” includes, but is not limited to, non- public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.  Whenever feasible, employees, officers, and directors should consult a supervisor or the President if they believe they have a legal obligation to disclose confidential information.  This policy in no way limits the effect of any  separate  confidentiality  or  non-disclosure  agreement  you  may  have  with  the Company.

7.         Fair Dealing

Each employee, officer, and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers, and employees.  None of the Company’s employees, officers, or directors should take unfair advantage of anyone through manipulation,  concealment,  abuse  of  privileged  information,  misrepresentation  of material facts, or any other unfair dealing practice.  Stealing proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

8.         Protection and Proper Use of Company Assets

All employees, officers, and directors should protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.  Of course, incidental personal use may be appropriate for certain Company assets, but you should check with a supervisor to determine what may be appropriate.

9.         Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be full, fair, accurate, timely, and understandable. Depending on their respective positions with the Company, employees, officers, or directors may be called upon to provide information necessary to assure that the Company’s public reports meet these requirements.  The Company expects employees, officers, and directors to take this responsibility very seriously and to provide prompt, complete, and accurate answers to inquiries related to the Company’s public disclosure requirements.

10.       Accounting Complaints

The Audit Committee of the Board of Directors is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting practices, internal controls, financial statements or audit matters.  Employees, officers, or directors who have concerns or complaints regarding such matters are encouraged to promptly submit those concerns or complaints to the Audit Committee which, subject to its duties arising under applicable law, regulations, and legal proceedings, will treat such submissions confidentially.  Such concerns or complaints may be made anonymously.

The Company has designated the President to receive such complaints on behalf of the Audit Committee and to bring such complaints to the attention of the Audit Committee, as appropriate.   Such submissions should be made to the President at the principal executive offices of the Company.

11.       Reporting Any Illegal or Unethical Behavior

Employees are encouraged to promptly contact a supervisor, manager, our human resources department, or the President if the Employee believes that the Employee has observed a violation of this Code of Ethics or any other illegal or unethical behavior by any  officer,  director,  or  employee,  or  by  anyone  purporting  to  be  acting  on  the Company’s behalf and, the Employee has any doubt, about the best course of action in a particular situation.  Such reports may be made anonymously.  Confidentiality will be protected, subject to applicable law, regulation, or legal proceeding.

12.       Reporting by Supervisors

When a supervisor, manager or other person receives reports of violations or questionable behavior pursuant to this Code of Ethics, that person shall be responsible for bringing such reports to the attention of his or her supervisor, the President, or the Audit Committee, as appropriate, in accordance with the reporting procedures contained in this Code of Ethics.   Persons receiving such reports must endeavor to honor any confidentiality or anonymity requests made by the reporting person, subject to applicable law, regulation, or legal proceedings.

13.       Enforcement

Any violators of this Code will be subject to disciplinary action.  The disciplinary actions will be determined by the Board of Directors or its designee.  The Company intends such disciplinary action to reflect our belief that all employees, officers, and directors should be held accountable to the standards of conduct set forth herein.  Accordingly, such disciplinary action may include, without limitation, censure by the Board, demotion, re- assignment, suspension, or termination, depending on the nature and the severity of the violation.

14.       No Retaliation

The Company complies fully with all applicable whistleblower statutes and will not permit any unlawful retaliation against anyone who makes a report or complaint that a violation of this Code or other illegal or unethical conduct has occurred.  An excerpt of the relevant whistleblower statute in effect at the date this policy was adopted is attached hereto as Annex A, and any subsequent amendments may be obtained from our human resources department or the President.]

15.       Amendment, Modification And Waiver

This Code may be amended or modified from time to time by the Board of Directors or a committee thereof, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of each stock exchange on which the Company’s securities are listed or quoted.  Any amendment, modification or waiver of the provisions of this Code for executive officers or directors of the Company may only be made by the Board of Directors or a committee thereof, and must be promptly disclosed to shareholders, along with the reasons for any such waiver, as required by the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of each stock exchange on which the Company’s securities are listed or quoted.